UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 18, 2015

Commission file number 1-13163
________________________
YUM! BRANDS, INC.
 (Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky	40213
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (502) 874-8300

Former name or former address, if changed since last report:N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

	(d)	Appointment of New Director

On September 18, 2015, the Board of Directors of Yum Brands, Inc. (the “Company”) appointed Brian C. Cornell as a director. The appointment is effective immediately and he will stand for election to the Board by shareholders at the Company’s next Annual Meeting. Mr. Cornell was also appointed to the Audit Committee of the Board, effective immediately. Consistent with the Company's standard compensation arrangements for non-employee directors, which are described in the Company's most recent proxy statement, Mr. Cornell will receive a one-time stock grant with a fair market value of $25,000 on the effective date of his appointment and a prorated portion of his annual stock retainer and stock appreciation rights grant. There is no arrangement or understanding between Mr. Cornell or any other person pursuant to which he was selected as a director.

Item 5.03		Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective September 18, 2015, the Board of Directors of Yum Brands, Inc. (the “Company”) amended and restated the Company's By-Laws (the "Amended and Restated By-Laws") to implement a proxy access by-law. Article 2, Section 10 of the Amended and Restated By-Laws permits a shareholder or a group of up to 20 shareholders, owning 3% or more of the Company's outstanding common shares continuously for at least three years to nominate and include in the Company's proxy materials directors constituting up to 20% of the board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in Article 2, Section 10. The amendments also include related, ancillary changes.

The foregoing summary of the amendments to the Bylaws is qualified in its entirety by reference to the text of the Company’s Bylaws, as amended and restated on September 18, 2015, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01		Financial Statements and Exhibits
	(d)	Exhibits
	3.1	Bylaws of YUM! Brands, Inc., amended and restated as of September 18, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date:	September 23, 2015	/s/ John P. Daly
Vice President and
Associate General Counsel